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                                                                    EXHIBIT 12.1

                                 DETAILS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                               UNAUDITED
                                                                                               PRO FORMA       UNAUDITED
                                                                 NINE MONTHS     UNAUDITED    NINE MONTHS      PRO FORMA
                                                                    ENDED        PRO FORMA       ENDED       TWELVE MONTHS
                             YEAR ENDED DECEMBER 31,            SEPTEMBER 30,    YEAR ENDED  SEPTEMBER 30,       ENDED
                          ------------------------------------  --------------  DECEMBER 31, --------------  SEPTEMBER 30,
                          1992    1993   1994    1995    1996    1996    1997       1996      1996    1997       1997
                          ----    ----  ------  ------  ------  ------  ------  ------------ ------  ------  -------------
Income (loss) before in-
come taxes..............  (195)    34   18,164  26,385  18,621  13,568   7,974      8,592     6,694   6,648      9,130
Fixed charges:
 Interest expense.......    57    167      181     371   9,518   6,974   7,427     21,157    15,899  15,888     21,146
Rentals:
 1/3 of all lease rent-
 als....................   211    239      179     207     --      --      --         725       136     184        773
                          ----    ---   ------  ------  ------  ------  ------     ------    ------  ------     ------
 Total fixed charges....   268    406      360     578   9,518   6,974   7,427     21,882    16,035  16,072     21,919
Earnings before income
taxes and fixed charges.    73    440   18,524  26,963  28,139  20,542  15,401     30,474    22,729  22,720     31,049
Ratio of earnings to
fixed charges...........   -- (1) 1.1x    51.5x   46.6x    3.0x    2.9x    2.1x       1.4x      1.4x    1.4x       1.4x
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(1) Earnings were not sufficient to cover Fixed Charges by $195.